Exhibit 99.1

GLYCOMIMETICS ANNOUNCES TRANSITION PLAN FOR BOARD OF DIRECTORS

•	Current Board Member Tim Pearson to become Board Chair effective at the close of the company’s annual meeting on May 17, 2019

•	Longtime Board Chair M. James Barrett, Ph.D., and Board Member John Magnani, Ph.D., will not seek re-election

ROCKVILLE, MD, March 5, 2019 – GlycoMimetics, Inc. (Nasdaq: GLYC) announced today planned transitions within the company’s Board of Directors. Current Board Chair Jim Barrett, who has held the role since the company’s inception, will not seek re-election as he retires from the Board of Directors and scales back participation in several organizations. Current GlycoMimetics Board Member Tim Pearson will become Board Chair as of the close of the company’s annual meeting on May 17, 2019. Company Co-founder and Board Member John Magnani remains in his key role as GlycoMimetics' Senior Vice President, Research and Chief Scientific Officer (CSO), but is not seeking re-election as a director at the annual meeting, when his present term as director expires.

“I am deeply grateful for Jim’s long-time service on the board and his strong support of the company since its founding. Over the years, he has helped GlycoMimetics in innumerable ways through his strong leadership and unwavering dedication to the company. I also extend many thanks to John, who co-founded the company and has provided invaluable guidance to the board. I look forward to his continued exceptional leadership of GlycoMimetics’ research efforts in his role as Senior Vice President, Research and CSO,” said Chief Executive Officer, Rachel King. “I’m also very pleased to welcome Tim as the Board Chair designee. Tim joined our board in 2014 and has a wealth of industry experience from senior roles at several leading biotech companies, and we look forward to continuing to leverage his expertise as we work to make an impact in the world of oncology treatment.”

Mr. Pearson is the former Chief Financial Officer and Executive Vice President for TESARO, Inc., a publicly traded oncology-focused biopharmaceutical company that was recently acquired by GlaxoSmithKline. Prior to that, he served as Executive Vice President, Chief Financial Officer and Treasurer at Catalyst Health

Solutions, a publicly traded pharmacy benefit manager.  Mr. Pearson also previously held the role of Executive Vice President and Chief Financial Officer of Medimmune, the global biologics business for AstraZeneca, where he had functional responsibility for finance, information technology, strategic planning and governance.

“I am honored to be nominated as the next GlycoMimetics’ Board Chair and look forward to working with the board and management in this expanded role,” said Mr. Pearson.  “I thank Jim for his vision and leadership which has brought GlycoMimetics to this point, with multiple late-stage clinical opportunities ahead and am delighted to contribute more broadly to our vision of bringing hope to patients with cancer and other serious diseases.”

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.  GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer.  GlycoMimetics' wholly owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including in a company-sponsored Phase 3 trial in relapsed/refractory AML.  GlycoMimetics has also completed a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development and regulatory pathway and potential benefits and impact of the company’s drug candidates.  Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K to be filed with the U.S. Securities and Exchange Commission (SEC) on or about March 6, 2019, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics, Inc.

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